Exhibit 10.1

DOC-1497

DEBT CONVERSION AGREEMENT

     This Debt Conversion Agreement (this “Agreement”) is entered into as of May 12, 2010 (the “Signing Date”) by and among Picometrix, LLC (formerly known as Picotronix, Inc. doing business as Picometrix, Inc.), a Delaware limited liability company whose address is 2925 Boardwalk Drive, Ann Arbor, Michigan 48104 (the “Company”), Advanced Photonix, Inc., a Delaware corporation, whose address is 2925 Boardwalk Drive, Ann Arbor, Michigan 48104 (“API”), and the Michigan Economic Development Corporation, a public body corporate, whose address is 300 North Washington Square, Lansing, Michigan 48913 (the “MEDC”). The Company, API and the MEDC may be referred to individually as “Party” or collectively as “Parties.”

Recitals

     WHEREAS, pursuant to that certain Loan Agreement dated as of September 15, 2004 (the “2004 Loan Agreement”) by and between the Company and the MEDC, the MEDC made available to the Company a line of credit up to an aggregate principal amount of One Million Twenty Four Thousand Five Hundred Twenty Six Dollars ($1,024,526) pursuant to a Promissory Note (Line of Credit) dated as of September 15, 2004 (the “2004 Note”), as amended. The 2004 Loan Agreement and 2004 Note are collectively referred to as “2004 Loan Documents”;

     WHEREAS, the Company is wholly owned by API, a publicly traded company;

     WHEREAS, upon the Closing Date, the MEDC and the Company desire to execute and deliver to each other an Amendment Three to the 2004 Loan Documents (“Amendment Three”), the Company desires to execute and deliver to the MEDC the Third Amended and Restated Promissory Note made part of Amendment Three (the “New Note”), and API desires to execute and deliver to the MEDC an unconditional and irrevocable Guaranty of the payment and performance obligations of the Company under this Agreement and the 2004 Loan Documents, as amended, (the “Guaranty Agreement”);

     WHEREAS, in addition to the execution and delivery of Amendment Three by the MEDC and the Company, the execution and delivery of the New Note to the MEDC by the Company, and the execution and delivery of the Guaranty Agreement by API to the MEDC, the MEDC and the Company, agree to convert, upon the Closing Date, the accrued and unpaid interest owing as of November 30, 2009 under the 2004 Note, in the amount of Three Hundred Twenty Four Thousand Six Hundred Sixty Nine and 20/100 Dollars ($324,669.20) (the “Interest Indebtedness”), into unregistered shares of Class A Common Stock of API at the price per share of Fifty Four Cents ($.54) (the “Conversion”);

     WHEREAS, as a result of the Conversion, the Class A Common Stock of API shall be issued to the MEDC, and the MEDC shall have the rights, privileges and preferences of a holder of Class A Common Stock of API in accordance with the API’s Certificate of Incorporation, as amended, a copy of which is attached as EXHIBIT A (“API’S Articles”);

     WHEREAS, the MEDC will have certain contractual rights and obligations with respect to its Class A Common Stock identical to those that are applicable to the holders of Class A Common Stock of API;

     WHEREAS, the Class A Common Stock of API to be issued pursuant to this Agreement will not be registered under and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).

     NOW THEREFORE, in consideration of the foregoing, and of the terms and conditions set forth in this Agreement, the Parties agree as follows:

     1. Execution and Delivery of Loan Documents. On the Closing Date, the Parties (as applicable) shall cooperate, and sign and deliver (a) Amendment Three, substantially in the form attached hereto as Exhibit B, (b) the New Note, substantially in the form attached to Amendment Three, and (c) the Guaranty Agreement, substantially in the form attached hereto as Exhibit C and all other documents reasonably necessary to effectuate the transactions contemplated therein.

     2. Conversion of Interest Indebtedness. On the Closing Date, the Company and API shall cause the Interest Indebtedness to be converted into Six Hundred One Thousand Two Hundred Thirty Nine (601,239) validly issued, fully paid and non-assessable unregistered Class A Common Stock of API (“Shares”). The Shares represent the equivalent of the conversion of the Interest Indebtedness divided by the price per share of Fifty Four Cents ($.54) of the Class A Common Stock of API, rounded down to the nearest whole share. On the Closing Date, API shall issue the Shares to the MEDC, and upon issuance of the Shares to the MEDC, the Interest Indebtedness shall be deemed cancelled and extinguished in its entirety.

     3. Closing; Pre-closing Covenants.

          (a) The closing of the transactions contemplated hereby (the “Closing”) shall occur as soon as practicable, but no later than ten (10) business days (unless otherwise agreed to in writing by the Parties or terminated as provided under Section 8), after the date the MEDC has received from API, written notification, and copies, of both of the: (a) approval from NYSE Amex of the listing application submitted by API in connection with the Conversion (the “Approval”) and (b) consent (the “Bank Consent”) from The PrivateBank and Trust Company (the “Bank”) as required under that certain Loan Agreement, dated September 25, 2008, between API and the Bank.

          (b) The Company and API shall each within ten (10) business days after the Signing Date (unless otherwise agreed in writing by the Parties) take or cause to be taken such actions as may be required to request the Approval and the Bank Consent, and provide copies of the requests to the MEDC as soon as practical thereafter, but in no event later than five (5) business days thereafter. The Company and API shall thereafter use commercially reasonable efforts to cooperate to obtain the Approval and the Bank Consent, and the MEDC shall use commercially reasonable efforts to cooperate with the Company and API to provide additional information reasonably requested by the Company or API in their pursuit to obtain the Approval and Bank Consent. API shall promptly deliver to the MEDC copies of the Approval and the Bank Consent upon its receipt thereof.

          (c) Written notifications and copies required to be delivered by API to the MEDC under this Section 3 may be delivered by facsimile or by e-mail to the MEDC, to the attention of Linda R. Asciutto, fax: (517) 241- 5968, or asciuttol@michigan.org, or to such other persons, fax numbers or e-mail addresses as may be provided.

     4. Grant of Put Option. In addition to any other provisions in API’s Articles, API grants and conveys to the MEDC the further right, to the extent permitted by Michigan Law, but not the obligation, (the “Put Option”) to sell back to API the Shares received by the MEDC pursuant to this Agreement (including without limitation, appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of such stock) (collectively, the “MEDC Equity Interest”) in accordance with the following:

          (a) Definitions:

               (i) “Trigger Event” means any one or more of the following:

                    (1) when either the Company or API, or both, relocate substantially all of their respective current Michigan employees (exclusive of sales staff) or current Michigan operations outside of Michigan; or

                    (2) with respect to the Company or API, the occurrence of an event listed in MCL 125.2008c(4) for which grants or loans shall not be used.

               (ii) “Qualified Appraiser” means an independent appraiser qualified in valuing equity interests in companies selected by the MEDC and reasonably acceptable to API.

          (b) Exercise of Option. At any time during the one hundred twenty (120) calendar day period after notice of a Trigger Event (the “Exercise Period”), the MEDC shall have the option to exercise the Put Option by providing notice of this election to API (the “Notice of Option Exercise”). The Exercise Period shall not commence until API has provided written notice in reasonable detail of the facts and circumstances of the Trigger Event to the MEDC. In addition, the Exercise Period shall be extended indefinitely if API fails to provide information reasonably necessary for the MEDC to exercise its Put Option. The closing date for the sale of the MEDC Equity Interest to API shall be on a date mutually acceptable to the MEDC and API but in no event later than sixty (60) calendar days after API’s receipt of the Notice of Option Exercise (the “Put Closing Date”). In the event that the Put Option is not exercised during the Exercise Period, the Put Option shall immediately terminate and be of no further force and effect.

          (c) Purchase Price. The purchase price for the MEDC Equity Interest (the “Option Price”) shall be the Fair Market Value (as defined in this section) of the MEDC Equity Interest on the Put Closing Date. The “Fair Market Value” of the MEDC Equity Interest shall mean: (a) the average of the closing price of API’s Class A Common Stock traded on the NYSE Amex or any other then applicable public trading exchange during the seven (7) trading days immediately preceding the date of the Trigger Event; or (b) if subparagraph (a) does not apply, the Fair Market Value of the MEDC Equity Interest shall be as determined by a written appraisal of API obtained by API within the twelve (12) month period up to and including the Trigger Event from a qualified appraiser that the MEDC reasonably agrees qualifies for purposes of such valuation, a copy of which appraisal API provides to the MEDC; (c) if neither of subparagraphs (a) or (b) apply, the value of the MEDC Equity Interest shall be as established in an “arms-length” transaction between API and any unrelated third party in connection with the most recent equity investment in API occurring within the six (6) month period up to and including the Trigger Event; and (d) if none of subparagraphs (a), (b) or (c) apply, the Fair Market Value of the MEDC Equity Interest shall be determined by appraisal of API by a Qualified Appraiser, taking into account any and all discounts and premiums appropriate in the judgment of the Qualified Appraiser. Any fees or expenses incurred in connection with the appraisal under subsection (d) shall be borne and paid by the MEDC.

          (d) API’s Deliverables. On the Put Closing Date and upon API’s receipt of the deliverables set forth in Section 4(e), API shall: (a) deliver the Option Price (either by check or wire transfer as selected by the MEDC); and (b) execute and deliver to the MEDC such other documents and instruments as may be reasonably requested by the MEDC and its legal counsel (“API Deliverables”).

          (e) MEDC’s Deliverables. On the Put Closing Date, the MEDC shall: (a) execute and deliver to API a document, mutually agreeable to API and the MEDC, selling the MEDC Equity Interest to API, free and clear of all liens, claims and encumbrances; (b) deliver to API all original certificates evidencing the MEDC Equity Interest; and (c) execute and deliver to API such other documents and instruments as may be reasonably requested by API and its legal counsel.

          (f) Survival. This Section 4 shall survive the Closing; provided however, that if the MEDC Equity Interest is listed on a national securities exchange and can be sold without restriction under Rule 144 and any other applicable rule or regulation as promulgated under the Securities Act, as amended (“Securities Act’) this Section 4 shall have no further effect.

     5. Annual Progress Reports. For so long as MEDC holds stock of API, the Company and API shall on or before September 30 of each calendar year, cause submission of an annual progress report in the manner set forth for other reports due under the 2004 Loan Agreement, containing the following information:

          (a) The entity that has received funding, the amount received and the type of funding;

          (b) The number of new patents, copyrights, or trademarks applied for and issued by the Company and API;

          (c) The number of new start-up businesses created by the Company and API;

          (d) The number of new jobs created and projected new job growth of the Company and API;

          (e) Amounts of other funds received or leveraged so the Portfolio Manager can determine the amount the Company and API has leveraged from other sources for the project;

          (f) Money or other revenues or property returned by the Company and API to the investment fund;

          (g) The total number of new licensing agreements by institution and the number of new licensing agreements entered into by the Company and API with Michigan firms; and

          (h) Products commercialized by the Company and API.

     6. Company and API Representations and Warranties. As of the Signing Date and the Closing Date (unless otherwise specified below), the Company and API, jointly and severally, represent and warrant:

          (a) Organization. Each of the Company and API are duly organized, validly existing, and in good standing under the laws of the State of Delaware, and each are duly qualified and in good standing under the laws of the State of Michigan. Each has the organized power and authority to enter into and perform their respective obligations under this Agreement. The Company and API each have their respective principal offices and business operations and employees located within the State of Michigan. The sole member of the Company is API.

          (b) Authority. The execution, delivery and performance by the Company and API of this Agreement will not violate any material provision of law or any provision of the Company’s Certificate of Formation or operating agreement, or of API’s Articles or bylaws, or result in the breach of or constitute a default or require any consent (other than the Bank Consent) under, or result in the creation of any lien, charge, restriction, claim or encumbrance upon, any property or assets of the Company or API under any indenture or other agreement or instrument to which the Company or API is a party, or constitute a violation of any law, rule, regulation, order, judgment, or decree (including any federal and state securities laws and regulations and the rules and regulations of the NYSE Amex) by which the Company or API or either of its properties may be bound or affected. This Agreement is valid, binding, and enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws or affecting the enforcement of creditors’ rights generally or by general principles of equity. API’s Articles have not been altered or amended, and API shall not alter or amend API’s Articles without the prior written approval of the MEDC if such alteration or amendment adversely affects MEDC in a manner different than the other holders of API’s Class A Common Stock.

          (c) Consents. All action on the part of the Company and API, their respective officers, directors, and managers, members, and shareholders necessary for the authorization, execution, delivery and performance of the Company and API under this Agreement have been taken by the Company and API, respectively. None of API’s Class A Common Stock is subject to any preemptive or similar rights held by other holders of any equity interest in API. Subject to the Approval, API is not in violation of the listing requirements of the NYSE Amex and has no knowledge of any facts which would reasonably lead to delisting or suspension of its common stock in the foreseeable future.

          (d) SEC Documents; Financial Statements. During the two (2) years prior to the Signing Date, API has filed, and for the period from and after the Signing Date through the Closing Date, and for so long as the MEDC Equity Interest is not free of restriction from transfer under Rule 144 and any other applicable rule or regulation as promulgated under the Securities Act, API shall file, all reports, schedules, forms, statements and other documents (“SEC Documents”) required to be filed by it with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (“1934 Act”). All SEC Documents filed have complied, and all SEC Documents to be filed as required hereunder shall comply, in all material respects with the requirements of the 1934 Act, and the rules and regulations of the SEC.

          (e) Full Disclosure. There are no undisclosed facts, which materially adversely affect or, to the best of the Company’s or API’s knowledge, are likely to materially adversely affect the properties, business, or condition (financial or otherwise) of the Company or API or the ability of the Company or API to perform their respective obligations under this Agreement.

          (f) Litigation or Other Proceedings. To the knowledge of the Company and API, and their respective officers, directors, and managers, except as otherwise publicly reported by API to the SEC under the 1934 Act, there are no suits or proceedings pending or threatened against the Company or API, before any court, governmental commission, board, bureau, or other administrative agency or tribunal, which, if resolved against the Company or API, as applicable, would have a material adverse effect on the financial condition or business of the Company or API or impair the Company’s or API’s ability to perform their respective obligations under this Agreement.

          (g) Compliance with Laws. To their respective knowledge, neither the Company or API are in violation of any laws, ordinances, regulations, rules, orders, judgments, decrees or other requirements imposed by any governmental authority to which either are subject and neither has failed to obtain any licenses, permits or other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective business, profits, properties or condition (financial or otherwise).

          (h) Capitalization; Fully Paid Stock; Taxes. The authorized capital stock of API is set forth in API’s Articles. The issued and outstanding shares of the stock, options (including granted and outstanding and remaining reserved options) warrants, and other convertible securities of API (not including the Shares to be issued to the MEDC under this Agreement) are set forth in API’s latest public filing required by the SEC to include such information. The securities to be issued with respect to the Shares and delivered in connection with the Conversion shall, at the time of such delivery, be validly issued and outstanding, fully paid and non-assessable, and free of restriction on transfer other than as provided by Rule 144 of the Securities Act. API will pay, when due and payable, all federal and state stamp, original issue or similar taxes, if any, which are payable in respect of the issuance of the Shares or certificates.

     7. Limited Transferability. MEDC acknowledges that the Shares have not been registered under the Securities Act and may be transferred only pursuant to an effective registration under the Securities Act or an exemption from the registration requirements of the Securities Act, and otherwise in compliance with applicable state securities laws. The certificate evidencing the Shares shall bear an appropriate legend with respect to any such restrictions on transfer.

          (a) As of the Signing Date and the Closing Date, the MEDC represents and warrants:

               (i) Organization. The MEDC is a public body corporate formed under an Interlocal agreement pursuant to the Urban Cooperation Act of 1967, as amended, primarily to promote economic development in the State of Michigan. The MEDC has the power and authority to enter into and perform its obligations under this Agreement.

               (ii) Consent. All consents and approvals necessary from any governmental authority as a condition to the execution and delivery of this Agreement by the MEDC or the performance of any of its obligations under this Agreement have been obtained by the MEDC.

     8. Investment Representations of MEDC. As of the Signing Date and the Closing Date (unless otherwise specified below), MEDC represents and warrants to the Company that:

          (a) the Shares to be acquired by MEDC will be acquired for investment for MEDC’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that MEDC has no present intention of selling, granting any participation in, or otherwise distributing the same;

          (b) MEDC does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares acquired under this Agreement;

          (c) MEDC has not been formed for the specific purpose of acquiring the shares to be transferred pursuant to this Agreement;

          (d) MEDC is an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; and

          (e) MEDC, as of the Closing Date, is the sole owner of the indebtedness represented by the 2004 Note and that the 2004 Note is not subject to any lien, pledge or encumbrance of any kind.

     9. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written consent of the Parties;

          (b) by any or all of the Parties if the Approval is not received from NYSE Amex and a copy thereof delivered to the MEDC by the date which is ninety (90) calendar days after the Signing Date;

          (c) by any or all of the Parties if the Bank Consent is not executed by the Bank and a copy thereof delivered to the MEDC by the date which is ninety (90) calendar days after the Signing Date;

          (d) by API or the Company if there is a material inaccuracy in any of the representations or warranties of the MEDC under Sections 7 or 8 as of the Closing Date such that such representation or warranty would not be accurate in all respects as of the Closing Date, MEDC or API shall have delivered a written notice of such inaccuracy and at least ten (10) business days shall have elapsed since the delivery of such notice without such inaccuracy having been cured;

          (e) by the MEDC for any one or more of the following: (i) if there is a material inaccuracy in any of the representations or warranties of API or the Company under Section 6 as of the Closing Date such that such representation or warranty would not be accurate in all respects as of the Closing Date, API or the Company (as applicable), or the MEDC (as applicable) shall have delivered a written notice of such inaccuracy and at least ten (10) business days shall have elapsed since the delivery of such notice without such inaccuracy having been cured, (ii) the requirements set forth in the first sentence of Section 3(b) have not been met; (iii) if under the 2004 Loan Documents there is an Event of Default (as defined in the 2004 Loan Document), provided however, for purposes of this Section 9(e) only, Event of Default shall not include the failure by the Company to pay an installment of principal or interest under the 2004 Note prior to effectuation of the transactions contemplated by this Agreement.

     10. INDEMNIFICATION AND HOLD HARMLESS. Except for the obligations, representations and warranties of the MEDC contained in this Agreement, the MEDC, the MEDC’s executive committee, or any of their respective directors, participants, officers, agents and employees (collectively, the “Indemnified Person(s)”) shall not be liable to the Company or API for any reason.

     The Company and API, jointly and severally, shall indemnify and hold the Indemnified Persons harmless against any and all claims asserted by or on behalf of any individual person, firm or entity, (other than an Indemnified Person), arising or resulting from, or in any way connected with this Agreement, the 2004 Loan Documents, and any and all related documents executed and delivered in connection therewith, or any act or failure to act by the Company or API under this Agreement or the 2004 Loan Documents, including all liabilities, costs and expenses, including reasonable counsel fees, incurred in any action or proceeding brought by reason of any such claim. In the event that any action or proceeding is brought against any Indemnified Person by reason of any such claim, such action or proceeding shall be defended by MEDC counsel, or by counsel chosen by the Company or API, as the MEDC shall determine and indicate by notice to the Company within fifteen (15) days of the MEDC’s receipt of notice of the filing of any such claim. In the event such defense is by MEDC counsel, the Company and API, jointly and severally, shall indemnify the MEDC for reasonable costs of its counsel allocated to such defense and charged to the MEDC. The Company and API, jointly and severally, shall also indemnify the Indemnified Persons from and against all costs and expenses, including reasonable counsel fees, lawfully incurred in enforcing any obligation of the Company or API under this Agreement and the 2004 Loan Documents.

     Neither the Company nor API shall have any obligation to indemnify an Indemnified Person if a court with competent jurisdiction finds that the liability in question was caused by the willful misconduct or gross negligence of the Indemnified Person, unless the court finds that despite the adjudication or liability, the Indemnified Person is fairly and reasonably entitled to indemnity for the expenses the court considers proper. The Parties agree to act cooperatively in the defense of any action brought against any Indemnified Person, the Company or API, to the greatest extent possible.

     Any Indemnified Person making a claim under this Section 10 shall give the Company and API notice thereof within fifteen (15) days following the Indemnified Person’s receipt of the complaint or other pleading giving rise to such claim, which notice shall specify the nature, scope and amount of any such claim and be accompanied by such complaint or other pleading giving rise to such claim. The failure of such Indemnified Person to deliver such notice within such fifteen (15) day period shall, if materially prejudicial to the Company’s and API’s ability to defend such action, relieve the Company and API of its obligation of indemnity hereunder as to such claim. In the event that the MEDC shall use its own counsel to defend against any claim giving rise to the Company’s and API’s obligation of indemnity under this Section 10, the Company and API, jointly and severally, shall nonetheless, at their sole cost and expense, have the right to participate in such defense to the extent practical. Neither the Company nor API shall have the right or authority to settle any claim against the any Indemnified Person without the prior written consent of the MEDC and any other applicable Indemnified Person. The MEDC or other applicable Indemnified Person shall not be liable for the settlement of any proceeding made without their respective prior written consent.

     Performance of the activities contemplated under this Agreement is within the sole control of the Company, API and their respective directors, officers, employees, agents and contractors, and an Indemnified Person shall have no liability in tort or otherwise for any loss or damage caused by or related to the actions, products and processes of the Company or API, or their respective directors, officers, employees, agents or contractors.

     This Section 10 shall survive the termination of this Agreement and the 2004 Loan Documents.

     11. NOTICES. Unless otherwise specified in this Agreement, all notices and other communications required pursuant to this Agreement shall be deemed given if in writing and personally delivered on the third succeeding business day after being mailed by registered or certified mail, return receipt requested, addressed to the address for each party set forth in the introductory paragraph of this Agreement, or to such other address as such party shall request pursuant to a written notice given in accordance with the terms of this Section.

     12. ASSIGNMENT. The MEDC may assign its rights under this Agreement at any time. Neither API nor the Company may assign this Agreement without the prior written consent of the MEDC. This Agreement shall bind the permitted successors and assigns of the Parties.

     13. SEVERABILITY. All of the clauses of this Agreement are distinct and severable and, if any clause shall be deemed illegal, void or unenforceable, it shall not affect the validity, legality or enforceability of any other clause or provision of this Agreement.

     14. GOVERNING LAW. Michigan law shall govern the construction and enforceability of this Agreement.

     15. JURISDICTION. In connection with any dispute between the Parties under this Agreement, the Parties hereby irrevocably submit to jurisdiction and venue of the Michigan Court of Claims for claims brought against MEDC and to the circuit courts of the State of Michigan located in Ingham County for claims brought by the MEDC against the Company or API. Each Party hereby waives and agrees not to assert, by way of motion as a defense or otherwise in any such action any claim (a) that it is not subject to the jurisdiction of such court, (b) that the action is brought in an inconvenient forum, (c) that the venue of the suit, action or other proceeding is improper or (d) that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

     16. COUNTERPARTS; FACSIMILE/.PDF SIGNATURES. This Agreement may be executed in counterparts and delivered by facsimile or by .pdf, and in such circumstances, shall be considered one document and an original for all purposes.

The Parties have caused this Agreement to be executed as of the date first written above.

COMPANY ACCEPTANCE:		Picometrix, LLC

Dated:	May 19, 2010
By: Robin F. Risser

Its: CFO

API ACCEPTANCE:		Advanced Photonix, Inc.

Dated:	May 19, 2010
By: Robin F. Risser
Its: CFO

MEDC ACCEPTANCE:		Michigan Economic Development
Corporation
Dated:	May 18, 2010
D. Gregory Main
President and Chief Executive Officer

EXHIBIT A

CERTIFICATE OF INCORPORATION OF API

EXHIBIT B

FORM OF AMENDMENT THREE

DOC-1608
Amend 3

Amendment Three
between the
Michigan Economic Development Corporation
and
Picometrix, LLC

This Amendment Three (the “Amendment”), dated effective MONTH XX, 2010 (the “Effective Date”), is between the Michigan Economic Development Corporation whose address is 300 North Washington Square, Lansing, Michigan 48913 (the “MEDC”) and Picometrix, LLC (formerly known as Picotronix, Inc. doing business as Picometrix, Inc.) whose address is 2925 Boardwalk Drive, Ann Arbor, Michigan 48104 (the “Company”). The MEDC and the Company may be referred to individually as “Party” or collectively as “Parties.”

RECITALS

     WHEREAS, pursuant to that certain Loan Agreement dated as of September 15, 2004 (the “2004 Loan Agreement”) by and between the Company and the Michigan Economic Development Corporation, a Michigan public body corporate, the MEDC made available to the Company a line of credit up to an aggregate principal amount of One Million Twenty Four Thousand Five Hundred Twenty Six Dollars ($1,024,526) pursuant to a Promissory Note (Line of Credit) dated as of September 15, 2004, as amended, (the “2004 Note”). The 2004 LoanAgreement and the 2004 Note are collectively referred to as the “2004 Loan Documents”;

     WHEREAS, the Company is wholly owned by Advanced Photonix, Inc. (“API”), a publicly traded company;

     WHEREAS, the Company, API and the MEDC have executed and delivered to one another a Debt Conversion Agreement dated MONTH XX, 2010 (the “Debt Conversion Agreement”) to, among other things, convert certain accrued and unpaid interest owing under the 2004 Note into Class A Common Stock of Guarantor subject to the terms and conditions set forth therein;

     WHEREAS, coincident with execution of this Agreement, API is executing and delivering to the MEDC an unconditional and irrevocable Guaranty of the payment and performance obligations of the Company under this Agreement, the Debt Conversion Agreement and the 2004 Loan Documents, as amended (the “Guaranty Agreement”);

     NOW THEREFORE, in consideration of the forgoing, the terms and conditions set forth in this Amendment and pursuant to Section 9.10 of the 2004 Loan Agreement, the Parties agree to hereby amend the 2004 Loan Agreement as follows:

     1. Exhibit D is deleted in its entirety and replaced with the attached Revised Exhibit D.

The following document is incorporated by reference as binding obligations, terms and conditions of the 2004 Loan Agreement.

Revised Exhibit D: Third Amended and Restated Promissory Note

Except as specifically provided above, the Parties agree that all terms and conditions of the 2004 Loan Documents shall remain unchanged and in effect.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

The signatories below warrant that they are empowered to enter into this Amendment.

COMPANY ACCEPTANCE:	Picometrix, LLC

Dated:
By:
Its:

MEDC ACCEPTANCE:	Michigan Economic Development Corporation

Dated:
D. Gregory Main
President and Chief Executive Officer

B-4

REVISED EXHIBIT D
FORM OF NOTE

THIRD AMENDED AND RESTATED PROMISSORY NOTE
(Line of Credit)

Up to $1,024,526	Dated: MONTH XX, 2010

THIS THIRD AMENDED AND RESTATED PROMISSORY NOTE REPLACES AND AMENDS AND RESTATES IN ITS ENTIRETY THAT CERTAIN PROMISSORY NOTE (LINE OF CREDIT) EXECUTED BY BORROWER AND DELIVERED TO LENDER IN THE ORIGINAL PRINCIPAL AMOUNT OF UP TO ONE MILLION TWENTY FOUR THOUSAND FIVE HUNDRED TWENTY SIX AND 00/100 DOLLARS ($1,024,526.00) DATED SEPTEMBER 15, 2004, AS AMENDED AND RESTATED ON MARCH 17, 2005 AND SEPTEMBER 23, 2008 (THE “PRIOR NOTES”). BY ACCEPTANCE OF THIS THIRD AMENDED AND RESTATED PROMISSORY NOTE, LENDER ACKNOWLEDGES AND AGREES THAT THE PRIOR NOTES SHALL CEASE TO EVIDENCE ANY OBLIGATION OF BORROWER TO LENDER.

FOR VALUE RECEIVED, Picometrix, LLC (formerly known as Picotronix, Inc. doing business as Picometrix, Inc.) (the “Borrower”) promises to pay to the order of the Michigan Economic Development Corporation, a Michigan public body corporate (the “Lender”), at 300 North Washington Square, Lansing, Michigan or at such other place as Lender may designate in writing, the principal sum of One Million Twenty Four Thousand Five Hundred Twenty Six Dollars ($1,024,526) or such lesser sum as shall have been advanced by Lender to Borrower under this Note and as contemplated by that certain Convertible Loan Agreement between Borrower and Lender, dated as of September 15, 2004, as amended (the “Loan Agreement”), plus interest as hereinafter provided, all in lawful money of the United States of America, in accordance with the terms hereof. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Loan Agreement.

All disbursements made under this third amended and restated promissory note (the “Note”) shall be charged to a loan account in Borrower’s name on Lender’s books, and Lender shall debit to such account the amount of each advance made to, and credit to such account the amount of each repayment made by Borrower. From time to time and upon Borrower’s request, Lender shall furnish Borrower a statement of Borrower’s loan account, which statement shall be deemed to be correct, accepted by, and binding upon Borrower, unless Lender receives a written statement of exceptions from Borrower within ten (10) calendar days after such statement has been furnished.

The outstanding principal balance of this Note in the amount of One Million Twenty Four Thousand Five Hundred Twenty Six ($1,024,526) (the “Principal”) shall bear interest at a per annum rate of four percent (4.0%) beginning December 1, 2009. Interest shall be computed on the basis of the actual number of days elapsed.

Commencing on October 1, 2010, and continuing on the first business day of each calendar month thereafter for the following Fifty (50) calendar months, Borrower shall pay Lender the Principal and accrued interest on any unpaid portion thereof in equal installments until paid in full.

In the event that any payment under this Note is not received by Lender within ten (10) days of the date when due, a late charge of Five (5%) percent of the amount of such shall be due and payable. Borrower agrees that the late charge is a reasonable estimate of the administrative costs which Lender will incur in processing the delinquency. Lender’s acceptance of a late payment and/or of the late payment charge will not waive any default under this Note.

The Borrower shall have the right to prepay accrued interest and principal in whole or in part at any time without payment of any prepayment fee or penalty. Prepayments are to be applied first to accrued interest and then to principal.

Upon the occurrence of either a “Trigger Event” (as defined in the Debt Conversion Agreement) or an “Event of Default” (as defined in the Loan Agreement), the entire principal balance of this Note, together with all accrued and unpaid interest, shall become immediately due and payable at the election of Lender without notice, demand or presentment. All costs and expenses of collection, including, without limitation, reasonable attorneys fees and expenses, shall be added to and become part of the total indebtedness evidenced by this Note.

Upon the occurrence of a Trigger Event (as defined in the Debt Conversion Agreement), Lender may at its sole option and discretion declare the entire Indebtedness, plus a premium equal to seven percent (7%) of the then-outstanding principal balance of this Note, immediately due and payable. Lender shall give Borrower written notice of this declaration of acceleration by sending a statement to Borrower stating the declaration and setting out the amount owed as of the date of the notice. Interest shall continue to accrue at the rate set out herein until Borrower pays the Indebtedness and such premium, in full.

Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Borrower’s failure to pay the entire amount then due shall be and continue to be a default. Upon the occurrence of any Trigger Event or Event of Default under the Loan Agreement, neither the failure of Lender promptly to exercise its right to declare the outstanding principal and accrued unpaid interest and any applicable premium under this Note to be immediately due and payable, nor the failure of Lender to demand strict performance of any other obligation of Borrower, shall constitute a waiver of any such rights, nor a waiver of such rights in connection with any future default on the part of the Borrower or any other person who may be liable under this Note.

Notwithstanding anything herein to the contrary, in no event shall Borrower be required to pay a rate of interest in excess of the Maximum Rate. The term “Maximum Rate” shall mean the maximum non-usurious rate of interest that Lender is allowed to contract for, charge, take, reserve or receive under the applicable laws of any applicable state or of the United States of America (whichever from time to time permits the highest rate for the use, forbearance or detention of money) after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder, or under any other document or instrument executed and delivered in connection therewith and the indebtedness evidenced hereby.

In the event Lender ever receives, as interest, any amount in excess of the Maximum Rate, such amount as would be excessive interest shall be deemed a partial prepayment of principal, and, if the principal hereof is paid in full, any remaining excess shall be returned to Borrower. In determining whether or not the interest paid or payable, under any specified contingency, exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted by law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread the total amount of interest through the entire contemplated term of such indebtedness until payment is made in full of the principal (including the period of any extension or renewal thereof) so that the interest on account of such indebtedness shall not exceed the Maximum Rate.

This Note shall be binding upon Borrower and its successors and assigns, and the benefits hereof shall inure to Lender and its successors and assigns. This Note has been executed in the State of Michigan, and all rights and obligations hereunder shall be governed by the laws of the State of Michigan.

BORROWER: PICOMETRIX, LLC

By
By:
Its:

EXHIBIT C

FORM OF GUARANTY AGREEMENT

GUARANTY

This Guaranty Agreement (the “Guaranty Agreement”), dated as of MONTH XX, 20XX (the “Effective Date”), is made by Advanced Photonix, Inc., a Delaware corporation, whose address is 2925 Boardwalk Drive, Ann Arbor, Michigan 48104 (the “Guarantor”) in favor of the Michigan Economic Development Corporation, a Michigan public body corporate, whose address is 300 North Washington Square, Lansing, Michigan 48913 (the “MEDC”). Guarantor and the MEDC may be referred to individually as “Party” or collectively as “Parties.”

RECITALS

    WHEREAS, pursuant to that certain Loan Agreement dated as of September 15, 2004 (the “2004 Loan Agreement”) by and between Picometrix, LLC, a Michigan limited liability company (formerly known as Picotronix, Inc. doing business as Picometrix, Inc.) (the “Debtor”) and the Michigan Economic Development Corporation, a Michigan public body corporate, the MEDC made available to the Debtor a line of credit up to an aggregate principal amount of One Million Twenty Four Thousand Five Hundred Twenty Six Dollars ($1,024,526) pursuant to a Promissory Note (Line of Credit) dated as of September 15, 2004 (the “2004 Note”), as amended. The 2004 Loan Agreement and 2004 Note, including the Amendment (defined below), and the Debt Conversion Agreement, and as each may be further amended from time to time, are collectively referred to as “2004 Loan Documents”;

    WHEREAS, the Debtor is wholly owned by Guarantor, a publicly traded company;

    WHEREAS, the Debtor, Guarantor and the MEDC have executed and delivered to one another a Debt Conversion Agreement dated MONTH XX, 20XX (the “Debt Conversion Agreement”) to, among other things, convert certain accrued and unpaid interest owing under the 2004 Note into Class A Common Stock of Guarantor subject to the terms and conditions set forth therein;

    WHEREAS, coincident with the execution of this Guaranty Agreement, the MEDC and Debtor are executing and delivering to each other an Amendment One to the 2004 Loan Documents to among other things, restate the 2004 Note (the “Amendment”);

    WHEREAS, in connection with the Debt Conversion Agreement and Amendment, the MEDC has required, and the Guarantor has agreed to enter into and deliver to the MEDC, this Guaranty Agreement with respect to the 2004 Loan Documents.

B-1

    NOW THEREFORE, in consideration of the foregoing, the Guarantor hereby agrees with and for the benefit of MEDC as follows:

    1. Promise to Pay and Perform. The Guarantor hereby irrevocably and unconditionally guarantees timely payment and performance of all of the obligation of Debtor under the 2004 Loan Documents, now existing or later arising, including without limitation, payment of all costs, expenses, fees, interest and other amounts due under the 2004 Loan Documents.

    2. Nature of Guaranty. This Guaranty is a guaranty of payment and performance, and not of collection. The MEDC may insist the Guarantor pay and perform immediately and the MEDC is not required to first or ever attempt to collect or require performance from Debtor. The obligations of the Guarantor are unconditional and absolute, regardless of the unenforceability of any provisions of this Guaranty Agreement, or the existence of any defense, setoff or counterclaim which the Debtor may assert. Any payment is due on demand.

    3. Rights of Subrogation. The Guarantor shall not enforce any rights of subrogation, contribution or indemnification that it has or may have against the Debtor until all obligations of the Debtor under the 2004 Loan Documents are irrevocably paid and performed in full. Guarantor further agrees that if any payments to the MEDC under the 2004 Loan Documents are invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act or code, state, federal or local law, common law or equitable doctrine, this Guaranty Agreement and the MEDC’s interests in any of the 2004 Loan Documents remain in full force and effect (or are reinstated as the case may be) until payment in full of those amounts, which are due on demand.

    4. Representations of Guarantor. As of the Effective Date, the Guarantor represents and warrants:

       a) Organization. Guarantor is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and in good standing under the laws of the State of Michigan, and has the organized power and authority to enter into this Guaranty Agreement.

       b) Corporate Authority. The execution, delivery and performance of by the Guarantor of this Guaranty Agreement will not: (i) violate any provision of law or any provision of the Guarantor’s Certificate of Incorporation; (ii) violate any material provision of the Guarantor’s bylaws; or (iii) result in the breach of or constitute a default, or require any consent other than the consent of the PrivateBank and Trust Company (a copy of which consent has been provided to the MEDC) or result in the creation of any lien, charge, restriction, claim or encumbrance upon any property or assets of the Guarantor, under any indenture or other agreement or instrument to which the Guarantor is a party or by which the Guarantor or its property may be bound or affected, and this Guaranty Agreement is valid, binding, and enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws or principals of equity affecting the enforcement of creditors’ rights generally or by general principals of equity.

B-2

       c) Consents. All corporate action on the part of the Guarantor, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of the Guarantor under this Guaranty Agreement has been obtained by the Guarantor.

    5. Notices. All notices and other communications required pursuant to this Guaranty Agreement shall be deemed given if in writing and personally delivered on the third succeeding business day after being mailed by registered or certified mail, return receipt requested, addressed to the address for each Party set forth in the introductory paragraph of this Guaranty Agreement, or to such other address as such Party shall request pursuant to a written notice given in accordance with the terms of this Section.

    6. Assignment. The MEDC may assign its rights under this Guaranty Agreement at any time. This Guaranty Agreement may not be assigned by Guarantor without the prior written consent of the MEDC. This Guaranty Agreement shall bind the permitted successors and assigns of the Parties.

    7. Severability. All of the clauses of this Guaranty Agreement are distinct and severable and, if any clause shall be deemed illegal, void or unenforceable, it shall not affect the validity, legality or enforceability of any other clause or provision of this Guaranty Agreement.

    8. Governing Law. Michigan law shall govern the construction and enforceability of this Guaranty Agreement.

    9. Jurisdiction. In connection with any dispute between the Parties under this Guaranty Agreement, the Guarantor hereby irrevocably submits to jurisdiction and venue of the Michigan Court of Claims for claims brought against MEDC and to the circuit courts of the State of Michigan located in Ingham County for claims brought against the Guarantor. Guarantor hereby waives and agrees not to assert, by way of motion as a defense or otherwise in any such action any claim (a) that is not subject to the jurisdiction of such court, (b) that the action is brought in an inconvenient forum, (c) that the venue of the suit, action or other proceeding is improper or (d) that this Guaranty Agreement or the subject matter of this Guaranty Agreement may not be enforced in or by such court.

    10. Counterparts; Facsimile/.pdf Signatures. This Guaranty Agreement may be executed and delivered by facsimile or by ..pdf, and in such circumstances, shall be considered one document and an original for all purposes.

    11. Miscellaneous. Nothing in this Guaranty Agreement shall waive or restrict any right of MEDC granted in any other document or by law. No delay on the part of MEDC in the exercise of any right or remedy shall operate as a waiver under this Guaranty Agreement. No single or partial release by MEDC or any right or remedy shall preclude any other future exercise of that right or remedy or the exercise of any other right or remedy under this Guaranty Agreement. No waiver or indulgence by MEDC of any default shall be effective unless in writing and signed by the MEDC, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

B-3

(THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

B-4

Guarantor has caused this Guaranty Agreement to be executed effective as of the Effective Date.

GUARANTOR:	Advanced Photonix, Inc.

Dated:
By:
Its:

B-5